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SEQUENOM, INC.

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SEQUENOM, Inc.

3595 John Hopkins Court

San Diego, California 92121

June 1, 2005

Dear Sequenom Stockholder:

We are writing to inform you that on May 27, 2005, our Board of Directors appointed Harry Stylli, Ph.D., to serve as our President and Chief Executive Officer. Dr. Stylli who will start his employment on June 6, 2005 replaces Stephen Zaniboni, our Chief Financial Officer, who has served as our acting Chief Executive Officer since February 2005. Mr. Zaniboni continues as our Chief Financial Officer. Our Board also elected Dr. Stylli as a Class I Director. As a Class I Director, Dr. Stylli will serve until the 2007 annual meeting of stockholders or until his earlier resignation or removal.

Dr. Stylli, age 43, served as President and Chief Executive Officer of Xencor, Inc., a privately held biotechnology company, from November 2004 to February 2005. He continues to serve as a member of Xencor’s Board of Directors. From May 2002 to July 2003, Dr. Stylli served as President and Chief Executive Officer for CovX Pharmaceuticals, a biopharmaceutical company that Dr. Stylli co-founded. From 1995 to 2001, Dr. Stylli served in various capacities, including most recently as President, for Aurora Biosciences Corporation, a drug discovery systems company that Dr. Stylli co-founded. Aurora Biosciences was acquired by Vertex Pharmaceuticals in 2001. Dr. Stylli is also a director of Molecular Insight Pharmaceuticals, Inc., a private biotechnology company, and an advisor to Nanosyn, a private medicinal chemistry company. Dr. Stylli received his bachelor’s of science degree from the University of East London, United Kingdom and his Ph.D. from London University’s Faculty of Medicine. He earned his master’s of business administration from the Open University in the United Kingdom.

On May 31, 2005, we entered into an agreement with Dr. Stylli that provides for the employment of Dr. Stylli on an at-will basis commencing June 6, 2005 at an annual salary of $420,000. Pursuant to the employment agreement, Dr. Stylli is eligible for an annual performance bonus of up to 50% of his annual base salary. Dr. Stylli’s employment agreement provides for the grant of an inducement stock option to purchase 1,000,000 shares of our common stock at an exercise price per share equal to the fair market value of our common stock on his start date. The employment agreement also provides for a contingent stock option award to be granted upon the closing of any equity financing that raises aggregate gross proceeds of at least $10 million prior to July 1, 2006. If awarded, the option will cover that number of shares of our common stock necessary for Dr. Stylli to retain an equivalent ownership position on a fully diluted basis as that held by Dr. Stylli immediately prior to the closing of such equity financing and will have an exercise price equal to the fair market value of our common stock on the date of closing of the equity financing. Both stock option awards have a 10-year term, with 25% of the shares subject to each grant vesting one year from the date of grant and the remainder vesting in 36 equal monthly installments thereafter, so long as Dr. Stylli continues to be employed by us. Dr. Stylli’s stock options are governed by our 1999 Stock Incentive Plan.

Pursuant to the employment agreement, Dr. Stylli is eligible to participate in our employee benefits programs. The employment agreement also provides for term life insurance coverage of $1 million and disability insurance providing long-term coverage of $20,000 per month, provided that the additional annual cost for such term life and disability insurance does not exceed $15,000.

If Dr. Stylli’s employment is terminated by us without cause or by Dr. Stylli with good reason, both as defined in Dr. Stylli’s employment agreement, Dr. Stylli is entitled to the following, subject to Dr. Stylli’s execution and delivery to us of a release and waiver of claims: (1) base salary continuation for 12 months from the termination date; (2) payments equal to 50% of Dr. Stylli’s then current bonus eligibility amount, paid in equal monthly installments during the 12 month period during which Dr. Stylli is entitled to base salary continuation; (3) continued health benefits for 12 months from the termination date or until such earlier date that Dr. Stylli obtains new employment that provides comparable benefits; and (4) accelerated vesting of all stock options and other equity awards issued by us by a period of 12 months after the termination date.

If Dr. Stylli’s employment is terminated by us without cause or by Dr. Stylli with good reason within 3 months prior to or 12 months following a change in control, as defined in our Change-in-Control Severance Plan, Dr. Stylli is entitled to the following, subject to Dr. Stylli’s execution and delivery to us of a release and waiver of claims: (1) base salary continuation for 18 months from the termination date (24 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 36 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (2) payments equal to 150% of Dr. Stylli’s then current bonus eligibility amount, paid in equal monthly installments during the period during which Dr. Stylli is entitled to base salary continuation (200% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 300% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (3) continued health benefits for 18 months from the termination date or until such earlier date that Dr. Stylli obtains new employment that provides comparable benefits; and (4) accelerated vesting in full of all stock options and other equity awards issued to Dr. Stylli by us.

During the first twelve months of any severance period, Dr. Stylli is required to be available to provide us up to ten hours per month of consulting services.

A copy of the employment agreement with Dr. Stylli was filed as Exhibit 99.1 to the current report on Form 8-K that we filed with the Securities and Exchange Commission on June 1, 2005.

On May 27, 2005, we amended our 1999 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan by an additional 1,000,000 shares to be used for issuances to persons not previously an employee or director of ours as an inducement material to such persons entering into employment with us. All of this additional reserve for inducement awards was used to grant the inducement stock option to purchase 1,000,000 shares of our common stock to Dr. Stylli pursuant to his employment agreement.

By order of the Board of Directors,

/s/ Stephen L. Zaniboni
Stephen L. Zaniboni Secretary